Exhibit 99.(e)(1)(b)

SCHEDULE A

(as of June 27, 2024)

Portfolio	Initial Board Approval Date	Initial Effective Date	Exchange (Ticker)	Termination Date
Invesco AAA CLO Floating Rate Note ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (ICLO)	04/30/25
Invesco Active U.S. Real Estate Fund	06/20/08	11/19/08	NYSE Arca, Inc. (PSR)	04/30/25
Invesco Corporate Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/25
Invesco High Yield Bond Factor ETF	12/12/19	12/02/20	The Nasdaq Stock Market LLC (IHYF)	04/30/25
Invesco High Yield Select ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (HIYS)	04/30/25
Invesco Intermediate Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/25
Invesco MSCI EAFE Income Advantage ETF	06/27/24	[ ]	[NYSE Arca, Inc. (EFAA)]	04/30/26
Invesco Multi-Sector Bond Income Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/25
Invesco Municipal Strategic Income ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (IMSI)	04/30/25
Invesco QQQ Income Advantage ETF	06/27/24	[ ]	[The Nasdaq Stock Market LLC (QQA) ]	04/30/26
Invesco Real Assets ESG ETF	12/15/20	12/18/20	Cboe BZX Exchange, Inc. (IVRA)	04/30/25
Invesco S&P 500® Downside Hedged ETF	09/13/12	12/06/12	NYSE Arca, Inc. (PHDG)	04/30/25
Invesco S&P 500 Equal Weight Income Advantage ETF	06/27/24	[ ]	[NYSE Arca, Inc. (RSPA) ]	04/30/26
Invesco Short Duration Bond ETF	09/15/22	12/9/22	Cboe BZX Exchange, Inc. (ISDB)	04/30/25
Invesco Short-Term Bond Factor ETF	12/12/19	[ ]	The Nasdaq Stock Market LLC ( )	04/30/25
Invesco Total Return Bond ETF	12/19/17	04/06/18	NYSE Arca, Inc. (GTO)	04/30/25
Invesco Ultra Short Duration ETF	12/19/17	04/06/18	NYSE Arca, Inc. (GSY)	04/30/25
Invesco Variable Rate Investment Grade ETF	12/17/15	9/21/16	The Nasdaq Stock Market LLC (VRIG)	04/30/25

Invesco Actively Managed Exchange-Traded Fund Trust

By:	/s/ Brian Hartigan
	Name:	Brian Hartigan
	Title:	President & Principal Executive Officer

Invesco Distributors, Inc.

By:	/s/ Nicole Filingeri
	Name:	Nicole Filingeri
	Title:	Vice President